Exhibit 4.5
FIRST SUPPLEMENTAL INDENTURE
First Supplemental Indenture (this “Supplemental Indenture”), dated as of May 6, 2020, between Vivint Smart Home, Inc., a Delaware corporation (the “Guaranteeing Parent”), the indirect parent company of APX Group, Inc., a Delaware corporation (the “Issuer”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of May 10, 2019, providing for the issuance of an unlimited aggregate principal amount of 8.50% Senior Secured Notes due 2024 (the “Notes”);
WHEREAS, the Indenture provides that the Issuer may satisfy its obligations under Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to Holdings (or any parent entity of Holdings) as long as Holdings (or such parent entity of Holdings) provides a Guarantee (as defined below) of the Notes;
WHEREAS, the Guaranteeing Parent has determined to execute and deliver to the Trustee this Supplemental Indenture pursuant to which the Guaranteeing Parent shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);
WHEREAS, to effect such Guarantee, the Guaranteeing Parent hereby executes and delivers to the Trustee this Supplemental Indenture; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby  acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Agreement to Guarantee. The Guaranteeing Parent acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Parent hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.
(3)Execution and Delivery. The Guaranteeing Parent agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
(4)No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guaranteeing Parent (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Parent) under the Notes, any Guarantees, the Indenture, the Collateral Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
(5)Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(6)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(7)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
(8)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parent.
(9)Benefits Acknowledged. The Guaranteeing Parent’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.
(10)Successors. All agreements of the Guaranteeing Parent in this Supplemental Indenture shall bind its Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
VIVINT SMART HOME, INC.
By: /s/ Dale R. Gerard_______________________________
Name: Dale R. Gerard
Title: Chief Financial Officer
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Sarah Vilhauer_________________________
Name: Sarah Vilhauer
Title: Banking Officer

[Signature Page to First Supplemental Indenture (2024 Notes)]